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                                                                    EXHIBIT B-57


                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF ANNUAL MEETING OF THE
                              BOARD OF DIRECTORS OF
                               SCC SERVICES, INC.
                           Dated as of April 11, 2001


         The undersigned, being the sole director of SCC SERVICES, INC., an Indiana corporation (the "Corporation"), in lieu of an annual meeting of the Board of Directors and pursuant to the authority of Section 23-1-34-2 of the Indiana Business Corporation Law, does hereby unanimously consent to the adoption of the following recitals and resolutions without a meeting and directs the Secretary of the Corporation to file this Consent with the minutes of the proceedings of the Board of Directors of this Corporation.

                            AMENDMENT OF THE BY-LAWS

         RESOLVED, that the first sentence of Article V, Section 1 of the By-Laws of the Corporation be, and hereby is amended to read as follows to change the required officers of the Corporation:

"Section 1 - Officers.

         The officers of the Corporation shall be chosen by the Board of Directors and may consist of a Chairman, a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller and an Assistant Controller, as the Board of Directors may elect."

/s/      Stephen P. Adik